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                                  DESIGNS, INC.
                (Name of Registrant as Specified in its Charter)

                            JEWELCOR MANAGEMENT, INC.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

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                            Jewelcor Management, Inc.
                          100 North Wilkes Barre Blvd.
                             Wilkes-Barre, PA 18702
                                 (800) 880-6972
                                September 1, 1999

Dear Fellow Stockholder:

         We need your support for what we believe to be the most critical shareholder decision in the history of Designs, Inc.

         We all share grave concerns about the future viability of Designs, Inc. The Company's survival is in jeopardy under the leadership of President and CEO Joel Reichman, his current management team, and our "do nothing" Board of Directors. What is absolutely astonishing to us is that, despite the deteriorating financial condition of the Company, the precipitous drop in our stock price and, in our view, the unconscionably bloated overhead, the current Board of Directors has not made any changes in senior management.

         You have probably read a copy of a letter that Levi Strauss & Co. had sent to Jewelcor Management, Inc. ("JMI"). Any reasonable person can guess how and why this communication occurred. Rather than defend JMI against misinterpretations, JMI immediately decided to withdraw Seymour Holtzman's name as a candidate for the Board of Directors and not have any active involvement in the Company's management to avoid any potential concerns with Levi Strauss. Furthermore, none of JMI's employees or affiliates are seeking a seat on the Board of Directors. JMI's only interest is to see the Company return to financial success and see the stock price appreciate.

         Since Joel Reichman cannot defend management's terrible performance record, which we believe has brought Designs, Inc. to its present dire financial position, he has unfortunately turned to scare tactics. No one questions the importance of the Company's relationship with Levi Strauss. Apparently, Joel Reichman would like shareholders to believe that this relationship is his personally, and that no one else would be acceptable to Levi Strauss as CEO of the Company. The Levi Strauss license agreement is not an asset of Joel Reichman, but belongs to the Company and its shareholders.

         In assembling its nominees, JMI sought the recommendations of investment banking firms, a Big Five accounting firm, and others interested in the success of the Company. JMI's five distinguished nominees include three senior retail executives with whom JMI has no prior relationship and who will constitute a majority of the Board of Directors if elected. These senior retail executives are: John J. Schultz, who served as Executive Vice President of Bloomingdale's Department Store; Jeremiah P. Murphy, Jr., President of the Harvard Cooperative Society and a former Vice President for Neiman Marcus; and Joseph Pennacchio, who was the President of Jordan Marsh Department Stores. We urge you to review the extensive qualifications of each of the JMI Nominees detailed in the Proxy Statement filed by JMI.


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

         The Company desperately needs change, and JMI has received suggestions and telephone calls from several individuals regarding senior retailing executives who have expressed an interest in becoming the CEO of our Company. These potential candidates have impressive credentials and have successfully managed similar large retail chains of factory outlet stores, as well as being experienced in the type of merchandise sold in our factory outlets. If elected, JMI's nominees are committed to finding the very best experienced talent to manage our Company.

         Designs, Inc. was a highly profitable, financially strong, and debt-free company BEFORE Joel Reichman became the President and CEO in December 1994. Since that time and during one of the greatest economic booms this country has ever experienced, the Company has sustained huge operating losses, alarming decreases in comparable store sales and a sharp decline in the stock price.

         Don't be influenced by Joel Reichman's rosy predictions about the future performance of the Company . . . look at the facts. The facts clearly show that the financial condition of the Company has significantly deteriorated under the management of the current Board and senior management.

                  REICHMAN'S AND THE BOARD'S RECORD OF FAILURE!

          o 83% decrease in stock price from $7.75 to $1.313, today's closing price.

          o    $78.3 million operating loss in the last 2 1/2 years.

          o    $100 million decrease in market capitalization value.

          o    33% decline in annual sales since February 3, 1996.

          o    Same store sales have decreased for 3 consecutive  years. Look at
               the last five months: April 10% decrease   May  2.6% decrease
                                     June  3% decrease    July  11.2% decrease
                                     August  4% decrease

          o    $58 million deterioration in cash position.

          o 33% decrease in gross margin from Fiscal year 1994 to Fiscal year 1998.

          o    $32.9 million decrease in net worth.

          o Rapidly deteriorating current ratio of approximately 1.38:1 is alarming.

       WHAT HAS THE CURRENT BOARD DONE WHILE STOCKHOLDER VALUE HAS ERODED?

          o $3.4 Million was Set Aside for the Benefit of Joel Reichman and Other Executives. The Board of Directors recently borrowed $2.3 million to fund a trust for the benefit of Joel Reichman and two other executives, and entered into other agreements under which key associates could receive as much as $1.1 million more.


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

          o    Executives Retain High Level of Salaries and Perquisites.

               -    Joel Reichman's $375,000 annual salary

               -    Scott Semel's $290,000 annual salary

               -    Carolyn Faulkner's $210,000 annual salary

               -    $356,000 for automobiles for senior management

          o Reichman has rarely met any financial projections. Again, look at the performance history of the Company during Reichman's reign . . . do not give credence to his questionable and extremely optimistic projections.

          o In May 1998, the Company had no bank debt - now it has over $23 million in bank debt. --

          o The Company has made no changes in senior management despite the dismal performance of the Company. To make matters worse, Stanley Berger, the Chairman of the Board and Founder of the Company, who led the Company during its period of high profitability, was eliminated as a nominee to the Board of Directors (presumably) because of his dissenting views. Mr. Berger owns 965,321 shares of Company stock, which is approximately 4 times as much stock as ALL the other officers and directors combined.

          o Most of the stock owned by the Company's Nominees was not purchased. For example, the members of the Company's Special Committee received 98,572 shares of stock (at no cost to them) in the first 8 months of this year alone for participating in 37 meetings in 33 weeks, most of which were conducted by telephone.

                          STOCK PURCHASES BY MANAGEMENT

         During late November and early December 1998, Senior Management of the Company purchased 28,000 shares of stock preceding the important public announcement that the Board was considering a sale of the Company.

DATE OF           # OF                               APPROX. PRICE
PURCHASE      PURCHASER                              SHARES           PER SHARE
--------------------------------------------------------------------------------
11/23/98      Joel Reichman, CEO                        9,000       $     0.75
11/23/98      Joel Reichman, CEO                        1,000       $     0.875
11/23/98      Scott Semel, Exec. V.P.                   5,000       $     0.88
12/08/98      Carolyn Faulkner, CFO/or Husband         12,000       $     1.19*
12/09/98      Shelly Mokas, Controller                  1,000       $     1.16**
12/11/98      The Company  issued a press release  announcing  that it was considering a sale of the Company. The Company's stock closed at $1.50 per share on that day. Carolyn Faulkner was also quoted by Bloomberg news as saying that the Company believes "a sale will generate a price well in excess of the Company's book value," which was $4.26 as of October 31, 1998.

----------
     *The actual purchase price is unknown. The price stated is the closing price on the date of purchase.

     **The actual purchase price is unknown. The price stated is the closing price on the date of purchase.


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

              DON'T BE MISLED BY QUESTIONABLE ACCOUNTING PRACTICES

     o $19.5 million - The Company reports as an asset $19.5 million for deferred and refundable taxes. Only an insignificant portion of this amount is refundable, and substantially all of this so-called asset will NEVER be realized unless the Company generates taxable profits. JMI has no confidence in the Company becoming profitable under current management.

     o $2.6 million - The Company lists $2.6 million of intangible assets which JMI believes consists primarily of goodwill for the Boston Trader brand. Since the Company is closing the few remaining Boston Trader stores, JMI considers Boston Trader goodwill to be virtually worthless.

     o $2.9 million - The Company reported pre-tax income of $2.9 million for the fourth quarter of fiscal 1998 as a result of an over-accrual of restructuring charges. The magnitude of the $35 million in restructuring charges taken in the last two fiscal years could be masking the true performance of the Company. Who knows what the Company's real numbers are?


                  THE CHOICE IS CLEAR - ELECT THE JMI NOMINEES

         Your vote is critical! Unless we get a new Board of Directors, JMI seriously questions whether the Company will survive.

         JMI is the owner of 9.9% of the Company's Common Stock. It has spent considerable money and time in an attempt to persuade the Company to make the needed changes in senior management and to reduce overhead to where it was before Joel Reichman's tenure. Rather than addressing these obvious concerns, the Company has resorted to attacks on JMI and its principals.

         JMI is offering a slate of nominees with impeccable credentials who are committed to:

               o    Maximize shareholder value

               o    Replace current management

               o    Terminate the "Poison Pill"

               o    Save the Company from potential disaster!

         The stockholders have a clear choice - elect JMI's NOMINEES. JMI's nominees are experienced, independent, successful business people who will make immediate changes in their efforts to return the Company to its former profitability. This is in contrast to the Company's slate of "do nothing" directors who appear to be only focused on preserving mismanagement and self-serving interests.


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

         JMI's concern is that the Company is now significantly in debt and on the edge of a precipice over a great abyss and is leaning the wrong way. With a new experienced Board of Directors and with a new competent CEO, JMI is convinced that this Company has the potential to regain its former success.


                             YOUR VOTE IS IMPORTANT

         We need your support for what we believe to be the most critical shareholder decision in the history of Designs, Inc. The Company will try to convince you that better days are ahead, and that they have a plan to increase stockholder value. Don't be fooled by their baseless optimism and scare tactics! They are just trying to maintain their positions and excessive management compensation. Let them know it's your Company, not theirs.

         Vote FOR the qualified JMI nominees and FOR JMI's stockholder proposal recommending the termination of the Poison Pill. Support the maximization of your investment by signing, dating and mailing your WHITE proxy today. We urge you not to sign the proxy card which is sent to you by Designs, Inc., even as a protest vote against the current Board of Directors. REMEMBER, EACH PROPERLY EXECUTED PROXY YOU SUBMIT REVOKES ALL PRIOR PROXIES.

      If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct him or her to vote on the WHITE proxy card "FOR" JMI's nominees and "FOR" the JMI stockholder proposal which recommends that the Board of Directors terminate the Poison Pill. Please return your JMI WHITE proxy card by mail immediately.

         You, the true owners of the Company, will make this important decision. Please act in your own best interest. The current Board had its chance - now it is your turn!

         If you need assistance in voting your shares, please contact D.F. KING & Co., Inc. at (800) 290-6424. We appreciate your early support. If you have any questions or comments, please call me or Jeffrey Unger at (800) 880-6972.

                                                Sincerely,


                                                Seymour Holtzman
                                                Jewelcor Management, Inc.


[Graphic Omitted]

[Illustration Omitted]

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